Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3) of Chelsea Therapeutics International, Ltd. of our report dated March 10, 2008, with respect to the consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary as of December 31, 2007 and for the years ended December 31, 2007 and 2006 and for the period from April 3, 2002 (inception) to December 31, 2007 included in its Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to our firm under the caption “Experts”.

/s/ J. H. Cohn LLP

Roseland, New Jersey

August 10, 2009